Exhibit 99.1

PRESS RELEASE

For Immediate Release

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

STEM CELL THERAPY INTERNATIONAL, INC. ANNOUNCES MERGER WITH HISTOSTEM AND LAUNCHING OF AMSTEM, INTERNATIONAL, INC.

TAMPA, Fla. – September 25, 2009 – Stem Cell Therapy International Inc. (“SCII”) – is proud to announce the execution of the Reorganization and Stock Purchase Agreement (“the Agreement”) with Histostem Co., Ltd. a Korean company (“Histostem” and together with SCII, “the parties”). This results in one of the first fully merged Pacific Rim stem cell companies and cord blood repositories with a U.S. entity. Following the execution of the Agreement, AmStem International, Inc. (“AmStem”) – a wholly-owned subsidiary of SCII – will be managing the U.S. operations of Histostem.

David Stark, SCII President and CEO, has been working closely with Histostem’s management to finalize the Agreement, and is now working to secure the supply channels that will strengthen the Company’s cash flow. Immediate plans include launching a worldwide distribution of existing cosmetic products, including a unique stem cell facial cream. Additional revenue is expected from the development of proprietary technologies from Dr. Han Hoon, CEO of Histostem, who will be working together with AmStem to bring new products to the U.S. and E.U. markets as soon as possible.

Highlights of Histostem include:

•

Histostem has the one of the world’s largest, fully accredited repository of cord blood units (CBUs) and stem cells in the world (more than twice as large as its nearest competitor); with over 80,000 CBUs ready for immediate transfer. (See more details on Histostem below.)

•

Histostem is the only company in the world to have full KFDA approval to use its cord blood derived stem cells directly for the treatment of disease. Clinical trials have been in progress for over 2 years to treat diseases such as Buerger’s, Alzheimer’s and Parkinson’s, as well as Diabetes Mellitus, Hair Loss and ALS.

•	Histostem has successfully developed a popular stem cell facial cream for the rejuvenation of skin, which is ready for worldwide distribution.

“The response to our stem cell cream has been extremely positive,” states Mr. Stark, “and because we have a proven market presence in Asia, proprietary supply chain, GMP-approved manufacturing facility, and some very promising study results, we are ready to partner with a major distributor right now.”

Clinical trials will be upgraded immediately, leveraged by the vast experience of Mr. Stark and his colleagues, who have a combined 30 years experience in international regulatory affairs. New and improved trials will be run in South Korea by AmStem; under strict guidance of the KFDA, and in adherence to ICH guidelines, as part of a 2-year plan to validate earlier, successful outcomes in Histostem trials.

“We are absolutely thrilled and bursting with pride to have persevered in finalizing this Agreement with Histostem,” adds Mr. Stark. “The quality of the science, market-ready products and meticulous quality control values of Histostem will catapult us into the forefront of the international stem cell marketplace. Our Korean partners are some of the most well-respected scientists in the field,” he declares.

Andrew Norstrud, CFO, announces “this is the first step in the completion of merging these two companies. We will now begin an aggressive investor awareness campaign to enlighten our current and potential investors about the unique opportunity that this merged company has to offer. We believe that we are well positioned in the market to quickly increase our combined world-wide revenue with new stem cell based cosmetic products and the supply of stem cells for research. With the appropriate level of capital, we expect to make significant progress on our research and development objectives for future stem cell applications.”

Additional development of Histostem technology by AmStem will include ensuring that their vast stockpile of CBUs is available to patients in need around the world. “We will be making inroads to pool our accredited cord blood bank with other international repositories to facilitate the use of the CBU’s by patients in the fastest, most accurate way possible,” Mr. Stark announces.

About Stem Cell Therapy International, Inc.

SCII is in the field of regenerative medicine. SCII is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International, Inc.

AmStem is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amstemint.com

About Histostem Corporation, Ltd:

Histostem Began in Seoul, Korea in 2000. To date it has treated more than 500 patients with stem cells and currently has 56 full-time employees and 28 part-time employees.

Histostem’s intellectual property portfolio consists of five patents that have been granted and 6 patents pending. To its knowledge Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc., may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, our ability to successfully complete the merger, successfully complete clinical trials; our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com

Investor relations

IR@amsteminc.com

General Information

Info@amsteminc.com